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                                                                       Exhibit 2

CUSIP No. 879101103                SCHEDULE 13G              Page 13 of 13 Pages

                                    EXHIBIT 2

The Reporting Persons are identified below:

Tekelec-Airtronic, S.A. is a French corporation.

Jean-Claude Asscher is a French citizen and the president and majority shareholder of Tekelec-Airtronic, S.A.

Edouard Givel is a Swiss citizen.